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                                                                                                       --------------------------
                                                                                                           OMB APPROVAL
                                                                                                       --------------------------
                                                                                                       OMB Number: 3235-0104
 FORM 3                                                                                                --------------------------
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                  Expires: January 31, 2005
                                                    WASHINGTON, D.C. 20549                             --------------------------
                                                                                                       Estimated average burden
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           hours per response....0.5
                                                                                                       --------------------------
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person(*)                           |     quiring Statement   |     NOMOS Corporation        NMOS
Panem          Sandra         Ph.D.    |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |     June 26, 2002       |    Person(s) to Issuer           |    Original (Month/Day/Year)
 c/o NOMOS Corporation                 |-------------------------|    (Check all applicable)        |      N/A
 2591 Wexford-Bayne Road               |  3. IRS or Social       | ___ Director      __X__ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | ___ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    (Check applicable line)
                                       |     Person (Voluntary)  |      below              below)   | _X_ Form Filed by One
                                       |                         |                                  |     Reporting Person
 Sewickley       PA          15143     |                         |                                  | ___ Form Filed by More than
                                       |                         |      ------------------------    |     One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)         (Zip)

                                          TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 4)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |  81,218 (A)                     |         I            | Cross Atlantic
                                       |                                 |                      | Partners, Inc.
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |  93,655 (A)                     |         I            | Cross Atlantic
                                       |                                 |                      | Partners
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |  45,685 (A)                     |         I            | Cross Atlantic
                                       |                                 |                      | Partners II
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |  89,086 (A)                     |         I            | Cross Atlantic
                                       |                                 |                      | Partners III
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |  48,662 (A)                     |         I            | Cross Atlantic
                                       |                                 |                      | Partners IV
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, $.0001 par              |   9,713 (A)                     |         I            | Forbank & Company
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------

 (A) Reporting person disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.

                                                                                                                              (Over)
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series A                     Currently| N/A   | Common Stock            |177,665(A) 1.3605-  |     I       | By Cross Atlantic
 Preferred                     |       |       |                         |        |   for - 1 |             | Partners, Cross
 Stock, $.0001                 |       |       |                         |        |           |             | Atlantic Partners
 par value                     |       |       |                         |        |           |             | II and Cross Atlantic
                               |       |       |                         |        |           |             | Partners III
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
 Series C                     Currently| N/A   | Common Stock            |426,396(A) 1-for-1  |    I        | By Cross Atlantic
 Preferred                     |       |       |                         |        |           |             | Partners, Cross
 Stock, $.0001                 |       |       |                         |        |           |             | Atlantic Partners
 par value                     |       |       |                         |        |           |             | II and Cross Atlantic
                               |       |       |                         |        |           |             | Partners III
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------
(A) Reporting person disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.

Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
Explanation of Responses:

                                                                          /s/ Sandra Panem, Ph.D.                  June 25, 2002
                                                                      ------------------------------------        -----------------
                                                                        Signature of Reporting Person(**)               Date


(*)  If the form is filed by more than one reporting person, see Instruction 5(b)(v)

(**) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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